Exhibit 99

MDU Resources’ First Quarter 2008 Earnings from Continuing Operations
Grow 72 Percent to Record Level; Company Raises Earnings Guidance

BISMARCK, N.D. – May 2, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced record first quarter financial results, with consolidated earnings from continuing operations of $70.9 million, compared to $41.2 million for the first quarter of 2007. Earnings per common share from continuing operations were 39 cents, compared to 23 cents in the first quarter of 2007.

Highlights for First Quarter 2008

•	Earnings per common share from continuing operations increased 70 percent to 39 cents
•	Record consolidated earnings of $70.9 million
•	Increased 2008 earnings per share guidance to a range of $1.85 to $2.10, up from previous guidance of $1.65 to $1.90 per common share

“We are pleased to start the year with such strong results,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “The results underscore the value of our diversified business strategy. Although the slowing economy has had a significant impact on construction materials businesses across the country, MDU Resources’ other businesses have more than offset the effect on our company. In fact, all other businesses – natural gas and oil production, pipeline and energy services, construction services and electric and natural gas distribution – had a record first quarter.”

The company also increased its 2008 earnings guidance to a range of $1.85 to $2.10 per share based on solid first quarter results combined with a strong energy price outlook.

“We continue to be optimistic about 2008,” Hildestad said. “Our energy and utility resources business lines have some very good growth opportunities, and the two major acquisitions we made – one in 2007 and one early this year – are contributing to earnings as expected.”

MDU Resources’ natural gas and oil production business reported record quarterly earnings that increased 65 percent over the first quarter of 2007. The business benefited from significantly higher natural gas and oil prices and an 8 percent growth in total production.

Last month, the company’s subsidiary, Fidelity Exploration & Production Company, announced positive initial results from its first two operated wells in the middle Bakken formation in North Dakota. The company is accelerating its drilling plans and now expects to participate in approximately 50 to 60 wells in 2008 in the Bakken. The U.S. Geological Survey recently announced its assessment of the Bakken shale reserves indicating the region holds more oil than all other current USGS oil assessments of the lower 48 states.

The pipeline and energy services business increased first quarter earnings by 25 percent. Total throughput grew by 6 percent, including a 14 percent increase in off-system natural gas transportation and higher gathering volumes.

The construction materials and contracting business continues to be impacted by the slowing economy, primarily as it relates to the residential sector. Construction workloads and margins as well as product volumes from existing operations declined significantly. This business unit expects to continue its cost-containment efforts and to place a greater emphasis on industrial, energy and public works projects.

The construction services group had record first quarter earnings that increased 49 percent over the same period in 2007. The growth was driven by an increase in construction work and higher equipment sales and rentals. The business continues to maintain a strong backlog.

The electric and natural gas distribution business more than doubled its first quarter earnings, principally due to the acquisition of Cascade Natural Gas Corporation in mid-2007. Higher retail sales volumes and margins from legacy operations also contributed to the increase.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 42706357.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Quarterly Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings and revenues, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth, earnings and revenue projections.

Business Line	Earnings First Quarter 2008 (In Millions)	Earnings First Quarter 2007 (In Millions)
Energy
Natural gas and oil production	$50.6	$30.6
Pipeline and energy services	7.2	5.7
Construction Materials and Contracting	(21.1)	(9.8)
Utility Resources
Construction services	10.8	7.2
Electric and natural gas distribution*	21.9	10.0
Other**	1.5	(2.5)
Earnings before discontinued operations	70.9	41.2
Income from discontinued operations,
net of tax:
Other**	---	5.3
Earnings on common stock	$70.9	$46.5
*   Cascade was acquired July 2, 2007
** Includes the independent power production business

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2008 are projected in the range of $1.85 to $2.10. The company expects the percentage of 2008 earnings per common share by quarter to be in the following approximate ranges:

o	Second quarter – 25 percent to 30 percent
o	Third quarter – 30 percent to 35 percent
o	Fourth quarter – 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2008 are approximately $1.0 billion including the acquisition of the East Texas properties. The increase, as compared to estimated capital expenditures of $941 million reported in the company’s 2007 Form 10-K, is largely related to higher expenditures at the natural gas and oil production business.

Energy

Natural Gas and Oil Production
	Three Months Ended March 31,
	2008	2007
(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$117.5	$94.0
Oil	52.1	24.6
	169.6	118.6
Operating expenses:
Purchased natural gas sold	---	.3
Operation and maintenance:
Lease operating costs	18.3	15.5
Gathering and transportation	5.7	4.5
Other	8.8	8.4
Depreciation, depletion and amortization	39.3	29.8
Taxes, other than income:
Production and property taxes	13.7	8.9
Other	.2	.2
	86.0	67.6
Operating income	83.6	51.0
Earnings	$50.6	$30.6

Production:
Natural gas (MMcf)	16,561	15,440
Oil (MBbls)	621	556
Total Production (MMcfe)	20,288	18,773
Average realized prices (including hedges):
Natural gas (per Mcf)	$7.10	$6.08
Oil (per barrel)	$83.79	$44.34
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$6.91	$5.74
Oil (per barrel)	$84.35	$44.34
Average depreciation, depletion and amortization rate, per equivalent Mcf:	$1.88	$1.52
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.90	$.83
Gathering and transportation	.28	.24
Production and property taxes	.67	.47
	$1.85	$1.54

The natural gas and oil production segment reported record quarterly earnings of $50.6 million, a 65 percent increase compared to $30.6 million in 2007. Realized oil prices were 89 percent higher and realized natural gas prices were 17 percent higher. In addition, combined natural gas and oil production increased 8 percent. Partially offsetting these increases were higher depreciation, depletion and amortization expense, production taxes and higher lease operating costs.

The company closed on the purchase of natural gas properties in East Texas in late January, with an effective date of Jan. 1. These properties include 97 billion cubic feet equivalent of proved reserves with additional unproved reserve potential.

In the Bakken area, the company continues to be encouraged by the initial performance of its first two operated wells. A third drilling rig was added in April, and the addition of a fourth rig is being considered for later this summer. The company is negotiating an agreement with an experienced industry partner to further accelerate the drilling of its acreage to maximize value and now expects to participate in approximately 50 to 60 Bakken wells in 2008 with varying working interests, of which approximately one-half will be operated.

In the Paradox Basin, the company’s initial well, which began producing in November, recently was put on pump, with subsequent flow rates exceeding 300 barrels of oil per day. Additional acreage in the Paradox Basin recently was purchased, bringing the company’s net acreage position over 75,000 acres and providing additional drilling opportunities in the future.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects a combined natural gas and oil production increase in 2008 in the range of 12 percent to 16 percent over 2007 levels, including the effects of the acquisition of natural gas production assets in East Texas. Meeting these targets will depend on the success of exploration activities and the timely receipt of regulatory approvals.

•
The company expects to participate in approximately 350 to 375 wells in 2008 with varying working interests. The decrease in well counts from the previous estimate is largely the result of the strategic redeployment of certain capital from some of the originally planned drilling activities to the Bakken area where drilling costs per well are considerably higher than many of the areas in which the company participates.

•
The company’s combined proved natural gas and oil reserves as of Dec. 31 were 707 Bcfe. The East Texas property acquisition included an additional 97 Bcfe of proved reserves. The company is pursuing continued reserve growth through the further exploitation of its existing properties, exploratory drilling and property acquisitions.

•	Earnings guidance reflects estimated natural gas prices for May through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$7.50 to $8.00
NYMEX	$8.00 to $8.50
CIG	$6.50 to $7.00

During 2007, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for May through December in the range of $85 to $90 per barrel.
•
For the last nine months of 2008, the company has hedged approximately 45 percent to 50 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. Of its estimated 2009 natural gas production, the company has hedged approximately 25 percent to 30 percent and less than 5 percent for 2010 and 2011. The hedges that are in place as of May 1 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.05
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.00-$8.06
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.45
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$7.50-$8.70
Natural Gas	Ventura	4/08 - 10/08	1,070,000	$8.005
Natural Gas	Ventura	4/08 - 10/08	749,000	$7.25-$8.02
Natural Gas	CIG	4/08 - 10/08	749,000	$5.75-$7.40
Natural Gas	Ventura	4/08 - 12/08	1,375,000	$7.00-$8.45
Natural Gas	Ventura	4/08 - 12/08	1,375,000	$7.50-$8.34
Natural Gas	Ventura	4/08 - 12/08	2,475,000	$8.55
Natural Gas	NYMEX	4/08 - 12/08	1,375,000	$7.50-$10.15
Natural Gas	HSC	4/08 - 12/08	1,870,000	$7.91
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.75-$7.04
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.35
Natural Gas	CIG	4/08 - 12/08	1,375,000	$6.41
Natural Gas	Ventura	4/08 - 12/08	3,850,000	$9.10
Natural Gas	NYMEX	4/08 - 12/08	1,375,000	$9.00-$10.50
Natural Gas	Ventura	11/08 - 12/08	427,000	$9.25
Natural Gas	Ventura	11/08 - 12/08	610,000	$8.85
Natural Gas	CIG	1/09 - 3/09	225,000	$8.45
Natural Gas	HSC	1/09 - 12/09	2,482,000	$8.16
Natural Gas	Ventura	1/09 - 12/09	1,460,000	$7.90-$8.54
Natural Gas	Ventura	1/09 - 12/09	4,380,000	$8.25-$8.92
Natural Gas	Ventura	1/09 - 12/09	3,650,000	$9.02
Natural Gas	CIG	1/09 - 12/09	3,650,000	$6.50-$7.20
Natural Gas	CIG	1/09 - 12/09	912,500	$7.27
Natural Gas	NYMEX	1/09 - 12/09	1,825,000	$8.75-$10.15
Natural Gas	Ventura	1/09 - 12/09	3,650,000	$9.20
Natural Gas	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	NYMEX	4/08 - 12/08	55,000	$67.50-$78.70

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

Pipeline and Energy Services

	Three Months Ended March 31,
	2008	2007
	(Dollars in millions)
Operating revenues	$133.8	$113.1
Operating expenses:
Purchased natural gas sold	94.1	79.6
Operation and maintenance	17.6	14.1
Depreciation, depletion and amortization	5.6	5.4
Taxes, other than income	2.8	2.7
	120.1	101.8
Operating income	13.7	11.3
Earnings	$7.2	$5.7

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	8.3	8.0
Other	21.4	20.6
	29.7	28.6
Gathering volumes (MMdk)	24.0	22.1
* A public utility division of the company

Earnings at this segment were a record $7.2 million in the first quarter of 2008, a 25 percent increase over last year's $5.7 million. Total throughput increased 6 percent, including a 14 percent increase in natural gas transported off-system and higher gathering volumes. Average rates for storage and gathering services also increased. Partially offsetting these increases were higher operation and maintenance expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on anticipated demand, incremental expansions to the Grasslands Pipeline are forecasted over the next few years. Through additional compression, the pipeline firm capacity could ultimately reach 200,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•	In 2008, total gathering and transportation throughput is expected to be slightly higher than 2007 record levels.
•	The company continues to pursue expansion of facilities and services offered to customers.

Construction Materials and Contracting

	Three Months Ended March 31,
	2008	2007
	(Dollars in millions)
Operating revenues	$201.3	$227.6
Operating expenses:
Operation and maintenance	195.2	208.9
Depreciation, depletion and amortization	25.4	22.6
Taxes, other than income	9.1	7.7
	229.7	239.2
Operating loss	(28.4)	(11.6)
Loss	$(21.1)	$(9.8)

Sales (000's):
Aggregates (tons)	4,241	5,557
Asphalt (tons)	196	336
Ready-mixed concrete (cubic yards)	611	626

The construction materials and contracting segment experienced a seasonal first-quarter loss of $21.1 million, compared to a loss of $9.8 million a year ago. Construction workloads and margins as well as product volumes from existing operations were significantly lower as a result of economic pressures. In addition, diesel fuel costs were significantly higher.

In March, the company acquired Fairbanks Block and Landscape Supply. FBLS is the leading concrete block manufacturer and building material supplier in the Fairbanks, Alaska, market area.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The economic slowdown has adversely impacted operations, and it is expected that 2008 revenues and earnings will be lower than 2007.
•	The company continues its strong emphasis on industrial, energy and public works projects and cost containment.
•
Work backlog as of March 31 was approximately $577 million, compared to $586 million at March 31, 2007. Margins on the backlog have declined as a result of increased competition and a shift of volume to the public sector.

•
A key long-term strategy for the company is its investment in 1.2 billion tons of strategically located aggregate reserves. The company remains optimistic about the continued expansion of business through acquisition opportunities.

Utility Resources

Construction Services
	Three Months Ended March 31,
	2008	2007
	(In millions)
Operating revenues	$307.4	$236.8
Operating expenses:
Operation and maintenance	274.0	211.7
Depreciation, depletion and amortization	3.4	3.5
Taxes, other than income	11.8	8.8
	289.2	224.0
Operating income	18.2	12.8
Earnings	$10.8	$7.2

This segment had record first quarter earnings of $10.8 million, a 49 percent increase compared to $7.2 million in 2007. This increase reflects higher construction workloads and higher equipment sales and rentals.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:
•	The company anticipates margins in 2008 to be slightly lower than 2007.
•	The company continues to focus on costs and efficiencies to enhance margins.
•	Work backlog as of March 31 was approximately $752 million, compared to $747 million at March 31, 2007.
•	This business continually seeks opportunities to expand through strategic acquisitions.

Electric and Natural Gas Distribution

Electric
	Three Months Ended March 31,
	2008	2007
(Dollars in millions, where applicable)
Operating revenues	$52.3	$47.1
Operating expenses:
Fuel and purchased power	18.8	17.1
Operation and maintenance	15.0	15.1
Depreciation, depletion and amortization	6.0	5.6
Taxes, other than income	2.3	2.2
	42.1	40.0
Operating income	10.2	7.1
Earnings	$5.5	$3.8

Retail sales (million kWh)	707.8	645.8
Sales for resale (million kWh)	48.4	44.1
Average cost of fuel and purchased power per kWh	$.023	$.024

Natural Gas Distribution
	Three Months Ended March 31,
	2008	2007
(Dollars in millions, where applicable)
Operating revenues	$362.1	$136.0
Operating expenses:
Purchased natural gas sold	282.6	106.2
Operation and maintenance	27.0	15.5
Depreciation, depletion and amortization	7.2	2.5
Taxes, other than income	14.5	1.7
	331.3	125.9
Operating income	30.8	10.1
Earnings	$16.4	$6.2

Volumes (MMdk):
Sales	31.1	15.9
Transportation	26.6	3.4
Total throughput	57.7	19.3
Degree days (% of normal)*
Montana-Dakota	101%	94%
Cascade	107%	---
Average cost of natural gas, including transportation, per dk**
Montana-Dakota	$7.70	$6.70
Cascade	$7.74	---
* Degree days are a measure of the daily temperature-related demand for energy for heating. ** Regulated natural gas sales only. Note: Cascade was acquired on July 2, 2007.

The combined utility businesses earned $21.9 million in the first quarter of 2008, compared to earnings of $10.0 million for the same period in 2007. Earnings of $9.9 million at Cascade Natural Gas, which was acquired in July 2007, and higher retail sales volumes and margins from legacy operations contributed to the earnings growth.

In mid-February, the company’s newly constructed wind-powered electric generation facility near Baker, Mont., was fully energized and commissioned. The project includes 13, 1.5-megawatt wind turbines.

A final order was received April 23 from the Montana Public Service Commission on the company’s July electric rate case filing granting a 12 percent increase in annual rates. In December, an interim increase of $3.4 million annually was implemented and became final in the order. The order also included an additional annual rate increase of $730,000 effective January 2009. As part of the settlement, the company will be allowed to implement a fuel and purchased power tracking mechanism on a shared basis, a margin sharing mechanism for off-system sales, and modify certain decommissioning and net negative salvage cost accruals.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. A final decision on the Big Stone II project will be made when conclusions are reached on the issuance of major permits and certain regulatory approvals, which is expected by mid- to late 2008. If the decision is to proceed with construction of the plant, it is projected to be completed in 2013. The company anticipates it would own at least 116 MW of this plant or other generation sources.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Other

	Three Months Ended March 31,
	2008	2007
	(Dollars in millions)
Operating revenues	$2.6	$2.4
Operating expenses:
Operation and maintenance	2.7	3.6
Depreciation, depletion and amortization	.3	.4
Taxes, other than income	.1	.1
	3.1	4.1
Operating loss	(.5)	(1.7)
Income (loss) from continuing operations	1.5	(2.5)
Income from discontinued operations, net of tax	---	5.3
Earnings	$1.5	$2.8

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be predicted or controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues and cash flows.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows.
•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of quantities of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or the regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.

	Three Months Ended March 31,
	2008	2007
(In millions, except per share amounts) (Unaudited)

Operating revenues	$1,121.9	$787.5

Operating expenses:
Fuel and purchased power	18.8	17.1
Purchased natural gas sold	276.6	98.8
Operation and maintenance	557.2	490.5
Depreciation, depletion and amortization	87.2	69.8
Taxes, other than income	54.5	32.3
	994.3	708.5

Operating income	127.6	79.0

Earnings from equity method investments	1.8	2.1

Other income	1.6	1.3

Interest expense	18.7	17.4

Income before income taxes	112.3	65.0

Income taxes	41.2	23.6

Income from continuing operations	71.1	41.4

Income from discontinued operations, net of tax	---	5.3

Net income	71.1	46.7

Dividends on preferred stocks	.2	.2

Earnings on common stock	$70.9	$46.5

Earnings per common share – basic
Earnings before discontinued operations	$.39	$.23
Discontinued operations, net of tax	---	.03
Earnings per common share – basic	$.39	$.26
Earnings per common share – diluted
Earnings before discontinued operations	$.39	$.23
Discontinued operations, net of tax	---	.02
Earnings per common share – diluted	$.39	$.25
Dividends per common share	$.1450	$.1350
Weighted average common shares outstanding – basic	182.6	181.3
Weighted average common shares outstanding – diluted	183.1	182.3

	Three Months Ended March 31,
	2008		2007
	(Unaudited)
Other Financial Data
Book value per common share	$13.82		$11.98
Dividend yield (indicated annual rate)	2.4%		1.9%
Price/earnings ratio*	9.9	x	16.9	x
Market value as a percent of book value	177.6%		239.9%
Return on average common equity*	18.9%		14.8%
Total assets**	$5.8		$4.9
Total equity**	$2.5		$2.2
Total debt**	$1.5		$1.2
Capitalization ratios:
Common equity	63%		64%
Total debt	37		36
	100%		100%

  * Represents 12 months ended
** In billions
     Note: The above information reflects the effects of both continued and discontinued operations.